UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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MORGAN STANLEY
(Name of Registrant as Specified in its Charter)

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1585 Broadway
New York, NY 10036

 March 20, 2008
Dear fellow Morgan Stanley shareholders:

Earlier this week, Morgan Stanley announced strong results across many of our businesses for the first quarter of 2008, despite very challenging market conditions.  This performance made clear that the actions the Firm is taking to navigate the turmoil in the capital markets are delivering results.

Despite these positive results and the need for sustained focus on our business in this challenging environment, you may recently have received a letter from CtW Investment Group – an organization representing several unions – encouraging shareholders to withhold their votes from John Mack as Chairman as well as Howard Davies and Robert Kidder as Directors. (CtW also has targeted five other financial institutions this year.)  We are writing you to explain why we think CtW’s recommendation regarding Morgan Stanley would be disruptive to our Firm and contrary to the best interests of all shareholders.

Delivering Strong Financial Performance

Despite the current challenges in the capital markets, Morgan Stanley’s business and franchise remain strong.  The Firm in the first quarter delivered net income of $1.55 billion and an ROE of nearly 20% - both higher than any of our peers who have reported to date.

In 2007, Morgan Stanley achieved the second highest revenues in our history, even with the significant mortgage-related writedowns the Firm took in the fourth quarter.  We also saw record or near-record results in all of the Firm’s other businesses. The Firm had its highest ever revenues in Investment Banking, Equities, and Asset Management; and in Global Wealth Management pre-tax income increased 127% from the prior year.

Our Chairman and CEO John Mack also moved quickly and aggressively to address the issues raised by our mortgage-related writedowns: holding people accountable, appointing a new leadership team and further strengthening the risk management function.  The strong trading results the Firm achieved in the first quarter demonstrate the Firm’s ability to effectively capitalize on market opportunities in this environment.

Committed to Industry-Leading Corporate Governance

Morgan Stanley’s current management and Board take corporate governance extremely seriously. Since 2005, Morgan Stanley has elected seven new non-employee directors to the Board and adopted a wide range of corporate governance enhancements – including appointing a lead independent director, moving to annual elections for directors, adopting majority voting for directors, and eliminating supermajority voting requirements in our charter, among numerous other changes.

CtW’s Recommendations are NOT in Our Shareholders’ Best Interests

While CtW supports John Mack’s continued service as CEO and a director of the Firm, they object to his serving as both CEO and Chairman.  CtW failed to submit a shareholder proposal opposing his continued service as Chairman, but they now are asking shareholders to express support for this position by withholding votes for John Mack as a director.  This is simply too important a matter to be presented in such a circuitous way.  Moreover, CtW’s underlying argument is without merit, since shareholders clearly benefit from John Mack’s strong leadership as Chairman and the Firm also benefits from a strong lead independent director, who is extremely engaged with the Firm and attuned to shareholders’ interests.

Our lead director, Bob Kidder, has the full range of responsibilities suggested by best practices in corporate governance. Our lead director calls and leads non-employee director sessions of the Board at virtually every Board meeting, leads evaluations of the Chairman and CEO as well as of Board performance, and communicates directly with shareholders and members of management, among other duties.

CtW also is advocating withhold votes for Howard Davies and Bob Kidder, because they were on the audit committee two-and-a-half years ago when – CtW mistakenly suggests – the Firm diminished the role of the Chief Risk Officer. To the contrary, John Mack elevated the Chief Risk Officer (CRO) position in October 2005 by promoting it to the Management Committee – thus making our CRO one of the top 18 people in the Firm. And the CRO has reported directly to the Audit Committee, in person, at virtually every meeting of the Committee since that time.

The Firm also has taken numerous other steps to strengthen risk management and its oversight – most recently when the Board elected Ken deRegt, a highly respected and experienced industry leader, as Morgan Stanley’s new Chief Risk Officer. Ken joined the Firm in February and also serves as a member of the Management Committee.

Both Howard Davies and Bob Kidder bring enormous experience, independence and strategic insight to the Board as highly effective independent directors.  Howard has been a member of the Morgan Stanley Board since 2004 and is sought after by many other boards.  He is widely respected around the world for his prior service as the top financial and securities regulator in the U.K. heading the Financial Services Authority, and before that as Deputy Governor of the Bank of England. Bob is an experienced private equity investor and former corporate CEO.  As lead director, Bob has played a key role implementing the many corporate governance enhancements we have adopted in recent years.

For all of these reasons, we believe it is in shareholders’ best interests to vote FOR the continued leadership of John Mack as Morgan Stanley’s Chairman and FOR Bob Kidder and Howard Davies as independent directors of the Firm.

Thank you for your continued support.

Sincerely,

The Independent Directors of Morgan Stanley

Roy J. Bostock	C. Robert Kidder	Hutham S. Olayan
Erskine B. Bowles	Donald T. Nicolaisen	Charles E. Phillips, Jr.
Sir Howard J. Davies	Charles H. Noski	Dr. Laura D. Tyson

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